UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 11-K

                                  ANNUAL REPORT



(Mark One)

[x]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
     1934

     For the fiscal year ended December 31, 2005


                                      OR


[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the transition period from ______________ to ______________



Commission file number 0-00981
                       -------



A. Full title of the plan and the address of the plan, if different from that of the issuer named below:


                  PUBLIX SUPER MARKETS, INC. 401(k) SMART PLAN


B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                           PUBLIX SUPER MARKETS, INC.
                          3300 PUBLIX CORPORATE PARKWAY
                             LAKELAND, FLORIDA 33811


In accordance with General Instruction A to Form 11-K, the Plan, which is subject to the Employee Retirement Income Security Act of 1974, will, by amendment to this report, file the financial statements and schedule required to be included herein within 180 days after the Plan's fiscal year end.

                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Publix Super Markets, Inc. 401(k) SMART Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          PUBLIX SUPER MARKETS, INC.
                                          401(k) SMART PLAN

                                     By:  Publix Super Markets, Inc.,
                                          Plan Administrator


Date:  March 30, 2006                By:  /s/ Linda S. Kane
                                          -----------------------

                                          Linda S. Kane
                                          Vice President Benefits
                                          Administration and
                                          Assistant Secretary